Exhibit 99.1
Certification of Principal Executive Officer Pursuant to
the Emergency Economic Stabilization Act of 2008 (EESA)

I, Jerry L. Ocheltree, certify, based on my knowledge, that:

(i)           On May 13, 2010 and December 7, 2010, the compensation committee of First Bancorp discussed, reviewed, and evaluated with senior risk officers, the senior executive officer (SEO) compensation plans and the employee compensation plans and the risks these plans pose to First Bancorp;

(ii)          The compensation committee of First Bancorp has identified and limited during any part of the most recently completed fiscal year that was a TARP period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of First Bancorp, and has identified any features of the employee compensation plans that pose risks to First Bancorp and has limited those features to ensure that First Bancorp is not unnecessarily exposed to risks;

(iii)         On May 13, 2010 and December 7, 2010, the compensation committee reviewed the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of First Bancorp to enhance the compensation of an employee and has limited any such features;

(iv)         The compensation committee of First Bancorp will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v)          The compensation committee of First Bancorp will provide a narrative description of how it limited during any part of the most recently completed fiscal year that was a TARP period the features in:

(A)          SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of First Bancorp;

(B)           Employee compensation plans that unnecessarily expose First Bancorp to risks; and

(C)           Employee compensation plans that could encourage the manipulation of reported earnings of First Bancorp to enhance the compensation of an employee;

(vi)         First Bancorp has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), to SEOs or any of the next twenty most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)        First Bancorp has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(viii)       First Bancorp has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period;

(ix)          First Bancorp and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during any part of the most recently completed fiscal year that was a TARP period; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

(x)           First Bancorp will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period;

(xi)          First Bancorp will disclose the amount, nature, and justification for the offering during any part of the most recently completed fiscal year that was a TARP period of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii)         First Bancorp will disclose whether First Bancorp, the board of directors of First Bancorp, or the compensation committee of First Bancorp has engaged during any part of the most recently completed fiscal year that was a TARP period, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)        First Bancorp has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on the later of the closing date of the agreement between First Bancorp and Treasury or June 15, 2009 and ending with the last day of First Bancorp’s fiscal year containing that date;

(xiv)       First Bancorp has substantially complied with all other requirements related to employee compensation that are provided in the agreement between First Bancorp and Treasury, including any amendments;

(xv)        First Bancorp has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi)       I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

March 16, 2011	/s/ Jerry L. Ocheltree
Jerry L. Ocheltree